EXHIBIT 99.1

SOUTHERN COPPER CORPORATION

11811 North Tatum Blvd., Suite 2500 - Phoenix, AZ 85028

Phone: Arizona: (602) 494-5328 - Fax: (602) 494-5317

FOR IMMEDIATE RELEASE

Investor Relations: (602) 494-5328

SOUTHERN COPPER CORPORATION ANNOUNCES $300 MILLION SHARE REPURCHASE PROGRAM

Phoenix, January 29, 2008 - Southern Copper Corporation (SCC) (NYSE and LSE: PCU) announced today that its Board of Directors has approved a share repurchase program, authorizing the Company to purchase up to $300 million of the corporation’s common stock.

“This share repurchase program reflects our strong cash flow and is consistent with our strategy of providing value to our shareholders while maintaining flexibility to continue to invest in future growth opportunities,” said Mr. Germán Larrea, Chairman of the Board.

Share repurchases will take place from time to time based on market conditions and other factors. The repurchase program has no expiration date and may be modified or discontinued at any time. Any shares acquired will be available for general corporate purposes.

The Company intends to finance the share repurchase program through available cash.

Southern Copper Corporation is one of the largest integrated copper producers worldwide and holds the largest copper reserves of any listed company in the world. We are a NYSE and Lima Stock Exchange (LSE) listed company that is 75.1% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 24.9% ownership interest is held by the international investment community. We operate mining units, metallurgical facilities in Mexico and Peru and conduct exploration activities in Mexico, Peru and Chile.

This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, statements relating to the timing of and amounts purchased under Southern Copper Corporation’s share-repurchase program. Actual events may differ materially from current expectations. Such risks and uncertainties include, but are not limited to risks associated with Southern Copper Corporation’s willingness and ability to complete the share-repurchase program. Forward looking statements are based on the beliefs and assumptions of Southern Copper Corporation’s management and on currently available information. Southern Copper Corporation undertakes no responsibility to publicly update or revise any forward-looking statement.

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